January 28, 2019

DO NOT ACCEPT MACKENZIE TENDER OFFER

Dear Griffin Capital Essential Asset REIT, Inc. Stockholder:

On January 25, 2019, MacKenzie Capital Management, LP and its affiliates (collectively, “MacKenzie”) commenced an unsolicited offer to purchase up to 1,000,000 shares of common stock of Griffin Capital Essential Asset REIT, Inc. (the “Company”) at a price of $7.09 per share in cash (the “MacKenzie Offer”). You should expect to receive offer materials for the MacKenzie Offer, if you have not received them already. THIS IS NOT AN OFFER FROM GRIFFIN.

After carefully evaluating the MacKenzie Offer and consulting with our management and our outside legal advisor, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU REJECT THE MACKENZIE OFFER AND NOT TENDER YOUR SHARES. We believe the MacKenzie Offer is not in the best interests of our stockholders for the following reasons:

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The Board believes the MacKenzie offer price is significantly less than the current and potential long-term value of the shares. On October 24, 2018, the Board approved an estimated value per share of the Company’s common stock of $10.05. MacKenzie’s offer price is $2.96 per share, or approximately 30%, less than this estimated value per share.

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Given the offer price, the Board believes the MacKenzie Offer represents an opportunistic attempt by MacKenzie to generate profit by purchasing the shares at a deeply discounted price relative to their current estimated value, thereby depriving the stockholders who tender shares in the MacKenzie Offer of the potential opportunity to realize the full long-term value of their investment in the Company. Specifically, the Board notes the following statement in the MacKenzie materials: “The Buyers are making this offer in view of making a profit, so the price offered is below the estimate of value as established by the Buyers…” The Board further notes that MacKenzie previously acquired 461,542 of our shares via two prior tender offers (of up to 1,000,000 shares) and other means.

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MacKenzie acknowledges it and its affiliates “are not real estate appraisers and the value of the assets may not accurately represent the current or future value of the Shares.” MacKenzie further states “No independent person was retained to evaluate or render any opinion with respect to the fairness of the Purchase Price.” The Board believes this illustrates the lack of credibility of MacKenzie’s valuation methods and the inadequacy of the offer price.

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The secondary market trade prices quoted by MacKenzie in their offer to purchase are (1) more than the MacKenzie Offer and (2) transacted in a system that typically transacts at values well below net asset value.

In light of the reasons considered above, the Board unanimously determined accepting the MacKenzie Offer is not advisable and is not in the best interests of the stockholders. Accordingly, the Board unanimously recommends the stockholders reject the MacKenzie Offer and NOT tender their shares for purchase pursuant to the MacKenzie Offer.

The Board acknowledges that, at the end of 2018, the Company reached the annual share limit under the share redemption program (“SRP”) for 2018. The Company currently expects to issue its own tender offer at the net asset value of the shares, which presently is almost 30% more than the Mackenzie

Offer. The Board will continue to consider the liquidity available to stockholders going forward, balanced with other long-term interests of the stockholders and the Company. In addition to the anticipated tender offer from the Company, the Company expects to offer future additional liquidity through the SRP, other issuer tender offers or other methods, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity.
The Board notes that each stockholder must evaluate whether to tender his or her shares in the MacKenzie Offer and that an individual stockholder may determine to tender based on, among other considerations, such stockholder’s individual liquidity needs. In making a decision as to whether to tender his or her shares in the MacKenzie Offer, each stockholder should keep in mind that the Board makes no assurances with respect to (i) future distributions (which can change periodically) or (ii) the timing of providing liquidity to the stockholders.

The Board believes any offer significantly less than the Company’s current estimated value per share, such as the current MacKenzie Offer, is not in the best interests of our stockholders. Any communication from the Board or the Company will be clearly indicated as such.

We appreciate your trust in the Company and its Board of Directors and thank you for your continued support. WE ENCOURAGE YOU TO FOLLOW THE BOARD OF DIRECTORS’ RECOMMENDATION AND NOT TENDER YOUR SHARES IN THE MACKENZIE OFFER.

Sincerely,

/s/ Kevin A. Shields
Kevin A. Shields
Chairman of the Board and Executive Chairman
Griffin Capital Essential Asset REIT, Inc.

This letter may contain statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; no assurance can be given that these expectations will be attained.